EXHIBIT 2.1

Execution Copy

ACQUISITION AGREEMENT

AGREEMENT made in Turin (Italy) on October 12, 2010 by and between:

3D SYSTEMS CORPORATION, a Delaware corporation with its principal executive office at 333 Three D Systems Circle, Rock Hill, South Carolina, U.S.A. 29730 (“3D Parent”); and

3D SYSTEMS ITALIA S.r.l., an Italian corporation with stated capital of €46,800 fully paid in, having its registered office at Via Archimede, 42, Agrate Brianza, Monza and Brianza, Italy, registered with the Register of Enterprises of Monza and Brianza under and bearing tax code no. 02710010964 hereby represented by Robert M. Grace, Jr., Chairman of its Board of Directors (“3D Italy”).

(3D Parent and 3D Italy being hereinafter referred to collectively as the “Buyers” and individually as a “Buyer”)

on one side
and

Mr. Francesco Giorgio Buson, born on 7 February, 1950 in Conselve (PD), Italy, resident in Via Davico 78, 10064 Pinerolo (Turin), tax code BSNFNC50B07C964D, (“Mr. Buson”); and

Glas S.S., an Italian corporation with its registered office at Via Incerti 25, 10064 Pinerolo (TO), Italy, registered with the Register of Enterprises of Turin at no. 94529320015 (“Glas”).

 (Mr. Buson and Glas being referred to in this Agreement collectively as the “Sellers” and individually as a “Seller”)

on the other side

RECITALS

-
WHEREAS, Provel S.r.1. is an Italian corporation with registered office at the Via Incerti Facility (as defined below), tax code and registration number with the Company’s Register of Turin 06722510010 (hereinafter referred to as “Provel”), with a corporate capital of €10,400.00 entirely paid-up;

-	WHEREAS, Provel is engaged in the business of rapid prototyping and tooling;

-	WHEREAS, Buyers are interested in purchasing Provel from the Sellers, and Sellers are interested in selling Provel to Buyers;

-	WHEREAS, the Sellers are the beneficial owners of 100% of the quotas representing 100% of Provel’s corporate capital (collectively, the “Provel Quotas”) as follows:

Owners	Value	Quota
Glas S.S.	€10,192.00	98%
Mr. Francesco Giorgio Buson	€208.00	2%

NOW, THEREFORE, Buyers and Sellers (hereinafter referred to collectively as the “Parties” and each as a “Party”) hereby covenant and agree as follows:

Section 1

Recitals

The Recitals, as well as the Schedules to this Agreement and referred herein, represent an essential, indissoluble and integral part of this Agreement.

Section 2

Certain Definitions

In addition to any other term defined elsewhere in this Agreement, the following terms shall have, for the purposes of this Agreement, the meanings set forth below unless otherwise expressly provided or unless the context clearly requires otherwise:

2.1
“Accounting Principles” shall mean the principles of the ICC (as hereinafter defined) concerning the preparation of a balance sheet (bilancio di esercizio) integrated by the accounting principles established by the “Consiglio Nazionale dei Dottori Commercialisti” and “Consiglio Nazionale dei Ragionieri” (as integrated or modified by the “Organismo Italiano Contabilità”), applied on a basis consistent with Provel’s past practice.

2.2
“Affiliate” means any Person who controls, is controlled by or is under common control with another Person, and in the case of Buyers includes 3D Parent and any of its subsidiaries, which shall mean any entity in which it holds a majority of the voting interest.

2.3	“Agreement” shall mean this agreement for the acquisition of the Provel Quotas.

2.4	“Base Net Working Capital” shall have the meaning set forth in Section 3.3(d).

2.5	“Business Day” shall mean any day on which banking institutions are open in Italy and the United States.

2.6
“Cash” shall mean, at any date, the amount of the bank and postal accounts, checks on hand and cash set forth on a balance sheet of Provel prepared as of that date in accordance with the Accounting Principles on a basis consistent with the Reference Date Balance Sheet; provided that, for the purpose of determining Base Net Working Capital, the term Cash shall not include any amounts received by Provel prior to the Closing of the transfer of the Provel Quotas from the transactions contemplated by Sections 3.3(b) or 3.3(c) nor shall it be affected by any amount paid by Provel pursuant to Section 3.3(b) or 3.3(g).

2.7
“Closing” shall mean the  actual conveyance, transfer, assignment and delivery to Buyers of the Provel Quotas and, in general, the execution and exchange of all documents and the performance and consummation of all obligations, respectively required to be executed, exchanged, performed and consummated on the Closing Date (as hereinafter defined) as set forth in Section 4 of this Agreement.

2.8	“Closing Date” shall mean the date set forth in Section 4.1 of this Agreement.

2.9	“Closing Date Consideration” means the sum of the Closing Date Cash Consideration, the amount in cash to be paid pursuant to Section 3.2(b)(ii), and the Shares (as defined in Section 3.2(a)).

2.10
“Closing Date Cash Consideration” means the sum of €6,650,000, the Glas Loan Payment  the Real Estate Consideration and any amount to be paid in lieu of fractional shares pursuant to Section 3.2(a)(iii), which sum shall be reduced by the sum of the Profit-Sharing Loan and the Real Estate Costs (as defined in Section 3.3 (b)).

2.11	“Competition” shall have the meaning set forth in Section 10.1.

2.12
“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the amount such Person guarantees but in any event not more than the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder). All material documents evidencing Contingent Obligations of Provel have been disclosed to the Buyers and are listed on the Disclosure Schedule and any other Contingent Obligations have been disclosed to the Buyers prior to the Closing.

2.13
“Current Assets” shall mean, with respect to Provel as of any date, the sum of the Cash, accounts receivable, inventory and prepayments and accrued income recorded on the balance sheet of Provel as of the date of such balance sheet determined in accordance with the Accounting Principles on a basis consistent with the Reference Date Balance Sheet; provided that the term Current Assets shall not include any account receivable connected to the Glas Loans (as hereinafter defined).

2.14
“Current Liabilities” shall mean, with respect to Provel as of any date, the sum of the accounts payable (other than payables due to banks, other financial institutions or any Seller, any Affiliate of any Seller or any associated or parent company), the accrued liabilities (including provisions for taxes, employees’ leaving entitlement and other accruals) and the accrued expenses recorded on the balance sheet of Provel as of the date of such balance sheet determined in accordance with the Accounting Principles on a basis consistent with the Reference Date Balance Sheet.

2.15
“Customer” means any Person to whom, in connection with Provel’s business, any equipment, products, goods or services have been developed, sold or offered for sale, or from whom purchases thereof have been solicited, by Provel.

2.16
“Deed of Transfer” shall mean the deed of transfer of the Provel Quotas to be executed by the Sellers and 3D Italy on the Closing Date and authenticated by the Notary Public pursuant to Article 2470 ICC, substantially in the form approved by the Parties.

2.17
“Disclosure Schedule” shall mean (i) the documents that have been made available to Buyers and their advisors prior to the Closing Date in a Data Room established by the Sellers that are contained in the CD ROM signed by the Parties in two originals, one of which has been delivered to 3D Italy on behalf of Buyers and the other one to Sellers’ Representative (as hereinafter defined) on behalf of Sellers, on the Closing Date and that is to be considered as a Schedule to this Agreement together with (ii) all other information and disclosures  that have been fully and fairly made available to the Buyers and are set forth on the foregoing CD ROM or in other documentation delivered to, and accepted or waived for the purpose of the Closing by, the Buyers at or before the Closing.  No event or circumstance disclosed to the Buyers shall operate to impose on the Buyers, or to evidence any assumption by the Buyers of, any liability or obligation pursuant to this Agreement or any other documents executed or delivered in connection with the transactions contemplated by this Agreement unless such event or circumstance has been fully and fairly disclosed to the Buyers in an orderly fashion, and the Buyers shall have expressly assumed responsibility pursuant to the terms and conditions of this Agreement; provided that any items so fully and fairly disclosed in the Disclosure Schedule shall be deemed to be disclosed for all purposes of this Agreement.

2.18	“Earn-Out Amount” shall mean the amount determined in accordance with Section 3.2(c).

2.19
“Glas Loans” shall mean those certain non-interest bearing intercompany loans in the aggregate principal amount of €6,000,000 previously extended by Provel to Glas pursuant to agreements entered into on February 7, 2007, October 1, 2008 and June 10, 2009 as set forth in the Disclosure Schedule, each as secured by a personal first demand guarantee granted by Mr. Buson in favor of Provel.

2.20	“Glas Loan Payment” shall mean the lesser of (a) €6,000,000 and (b) the amount in cash actually received by Provel on or prior to the Closing as a repayment of the Glas Loans.

2.21
“Indebtedness” shall mean, at any date, without duplication, (i) all obligations of Provel  due to any bank or other financial institution for borrowed money or to any Seller or Affiliate of any Seller or any associated or parent company, (ii) all obligations of Provel  evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of Provel to make any payment other than a payment of salary or other compensation in the ordinary course of business) to any Quotaholder or any Affiliate of a Quotaholder; (iv) all obligations of Provel to pay the deferred purchase price of property or services (except trade accounts payable and accrued expenses arising in the ordinary course of business) to the extent such amounts would in accordance with the Accounting Principles be recorded as debt on a balance sheet of Provel, (v) all obligations of Provel under any arrangement seeking the benefit of the “Sabatini Law,” or as lessee which are capitalized in accordance with the Accounting Principles, (vi) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit (other than letters of credit which secure obligations in respect of trade payables or other letters of credit not securing Indebtedness), (vii) all Indebtedness secured by a Lien on any asset of Provel, whether or not such Indebtedness is otherwise an obligation of such Person, and (viii) all Contingent Obligations of Provel.  All material documents evidencing Indebtedness of Provel (other than and any Contingent Obligations) have been disclosed to the Buyers and are listed on the Disclosure Schedule and any other Indebtedness has been disclosed to the Buyers prior to the Closing; provided that, subject to the Sellers compliance with their obligations set forth in Section 3.3(b), the term Indebtedness shall not include any amounts outstanding in relation to the Real Estate Loan (as defined below).

2.22	“Independent Accounting Firm” shall mean the firm designated pursuant to Section 3.4(c).

2.23	“ICC” shall mean the Italian Civil Code.

2.24
“Lien” shall mean any security interest, mortgage, lien, usufruct, claim, charge, pledge, encumbrance, assessments, third party’s rights, defects of title or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer or receipt of income or other attributes of ownership or rights of set-off, including but not limited to rights of first refusal, or other adverse interest of any kind and nature whatsoever and other encumbrances of any kind whatsoever.

2.25
“Material Adverse Effect” shall mean a material adverse effect or change on the financial condition, results, operations, business, prospects, rights, licenses, properties or assets of each of Provel or with respect to the relationship between Provel and/or any of its employees, self-employed persons, creditors, suppliers or customers, any governmental body, governmental authority or other regulatory authority or any other Person having business relationships with Provel.

2.26
“Modarte Claim” shall mean any liability that Provel may have (a) to refund all or any portion of an amount up to €58,443.47 previously paid to it by Modarte S.r.l. or (b) such lesser amount as Provel shall be obligated to refund if such amount shall have been finally determined by a court of competent jurisdiction following a settlement or otherwise that Provel shall have entered into.

2.27	“Net Indebtedness” shall mean, at any date, Provel’s Indebtedness at such date less Provel’s Cash at such date.

2.28	“Net Working Capital” shall mean, as of any date with respect to Provel, the amount by which Current Assets exceeds Current Liabilities.

2.29	“Notary Public” shall mean Dr. Mario Enrico Rossi, with an office at Via Romani 8, 10131 Turin (Italy).

2.30	“Person” means an individual, corporation, partnership, joint venture, trust or other entity.

2.31
“Profit/Loss Sharing Agreements” shall mean those two profit/loss sharing agreements (contratto di cointeressenza) entered into by and between Provel and Mr. Buson on January 31, 2008 and January 28, 2009 pursuant to which (i) Mr. Buson undertook to cover certain possible losses of Provel as at December 31, 2008 and December 31, 2009, (ii) Provel agreed to a profit-sharing arrangement with Mr. Buson pursuant to which it owes Mr. Buson €1,546,000, and (iii)  the related agreements provided for therein as set forth in the Disclosure Schedule.

2.32	“Profit-Sharing Loan” shall mean that certain loan in the aggregate principal amount of €1,546,000 that Provel owes to Mr. Buson pursuant to the Profit/Loss Sharing Agreements.

2.33
“Purchase Price” shall mean the sum of the Closing Date Consideration, the Earn-Out Amount and the Base Net Working Capital Adjustment, reduced by the amount of any payment made by Sellers to the Indemnitees pursuant to Section 9.

2.34	“Quotaholder” means, collectively, the Sellers and, individually, any Seller.

2.35
“Real Estate” shall mean, collectively, (a) the portion of the Via Incerti Facility that Provel owns (the “Owned Real Estate”) and (b) the portion of the Via Incerti Facility that Provel currently leases from Tecnolinea (the “Leased Real Estate”), as set forth in the Lease (as defined below), and in each case includes all land and other appurtenances related thereto.

2.36	“Real Estate Consideration” shall mean the cash purchase price of €850,000 paid by Tecnolinea to Provel to purchase the Owned Real Estate pursuant to Section 3.3(b)(i).

2.37
“Real Estate Loan” shall mean that certain loan agreement entered into on March 12, 2002 by and between Provel, as Borrower, and Banca Mediocredito S.p.A., as Lender according to which the Lender granted to the Borrower a loan in the original aggregate principal amount of €1,119,000.00 for the purpose of financing the purchase of the Owned Real Estate as set forth in the Disclosure Schedule.

2.38	“Reference Date Balance Sheet” shall mean the balance sheet of Provel as of December 31, 2009 furnished by the Sellers pursuant to this Agreement.

2.39	“Restricted Territory” means Italy.

2.40	“Tecnolinea” shall mean Tecnolinea di Buson Francesco (ditta individuale), VAT code no. 04986070011 , which is controlled by Mr. Buson.

2.41	“Via Incerti Facility” shall mean that certain manufacturing, warehouse and office facility currently occupied by Provel at Via Roberto Incerti 25, 10064 Pinerolo (TO), Italy.

2.42
“Year 2009 Consolidated Income Statement” shall mean the income statement of Provel for the year ended December 31, 2009, including the adjustments thereto, furnished by the Sellers pursuant to this Agreement.

Section 3

Acquisition of Provel

3.1
Transfer of the Provel Quotas. Subject to the terms and conditions contained in this Agreement, on the Closing Date, in consideration for the delivery by the Buyers to the Sellers of the Closing Date Consideration, Sellers shall transfer and deliver to 3D Italy, and 3D Italy shall acquire from Sellers, full, unencumbered and unrestricted title to the Provel Quotas free and clear of any Lien.

The Provel Quotas shall be sold and transferred together with all rights and obligations attaching to them as at Closing (including the right to receive all dividends or distributions paid or payable on or after the Closing Date) free and clear of any Lien.

3.2
Payment of the Purchase Price.  Subject to the terms and conditions of this Agreement and the occurrence of the Closing, the Closing Date Consideration shall, for the purposes of Section 3.2(a) and 3.2(b), be paid as follows:

(a)	Subject to the terms and conditions of this Agreement:

(i)
On the Closing Date, 3D Parent will issue, and will cause 3D Italy to deliver promptly following the Closing, to the Quotaholders, a whole number of its shares of Common Stock, par value US$0.001 per share (“3D Common Stock”), that has an aggregate market value not to exceed €1,000,000 (the “Shares”).

(ii)
The number of whole Shares to be delivered to each Quotaholder will be determined on the basis of the percentage of quotaholding of such Quotaholder in the corporate capital of Provel as resulting from the last registration with the Companies’ Register of Turin and the Quotaholders’ ledger of Provel, if applicable pursuant to Provel’s by-laws, on the Closing Date.

(iii)
No fractional Shares will be issued, and any fractional interests will be paid in cash in Euro, with the value of any such fractional share interest to be determined by multiplying such fractional interest (rounded to four decimal places) by the Average Closing Market Price (expressed in Euro).

(iv)
The number of Shares to be issued will be determined by the quotient obtained by dividing the U.S. Dollar value of €1,000,000 by the Average Closing Market Price.  As used in this Agreement, the term “Average Closing Market Price” shall mean the average of the closing market prices of 3D Common Stock calculated over the five Trading Days (defined as a day in which the Nasdaq Stock Market LLC (“Nasdaq”) is open and shares of the 3D Common Stock are traded) ending two Trading Days prior to the Closing Date.  For the purposes of such calculation and the valuation of any fractional interest, the U.S. Dollar value of the Euro will be determined based on the last reported exchange rate between the U.S. Dollar and the Euro over such five Trading Days as reported in The Wall Street Journal published in the United States.

(v)
The Shares, when issued, shall, subject to the terms and conditions of this Agreement, be covered by one or more stock certificates representing the number of Shares issuable to each Quotaholder with the restrictive legends and subject to the stop-transfer instructions provided for by this Agreement.

(vi)
Notwithstanding anything in this Agreement to the contrary, 3D Parent in its sole discretion may issue the Shares hereunder in uncertificated book-entry form on the records of its transfer agent with restrictive legends and subject to the stop-transfer instructions provided for by this Agreement, in which case Buyers shall use all reasonable efforts to deliver to Quotaholders at the Closing a copy of the written instruction letter delivered by 3D Parent to the transfer agent instructing transfer agent to issue the Shares to the Quotaholders and shall use all reasonable efforts to cause its transfer agent to provide Quotaholders with written confirmation of the issuance of the Shares on the books and records of the transfer agent.

(b)	Subject to the terms and conditions of this Agreement and the occurrence of the Closing, 3D Italy will pay in cash to the Quotaholders:

(i)	the Closing Date Cash Consideration upon the Closing; and

(ii)	€2,850,000 on the first anniversary of the Closing, without interest.

The amount to be paid to each Quotaholder pursuant to the foregoing clauses (i) and (ii) will be determined based upon the percentage of quotaholding of such Quotaholder in the corporate capital of Provel as resulting from the last registration with the Companies’ Register of Turin and the Quotaholders’ ledger of Provel, if applicable pursuant to Provel’s by-laws, on the Closing Date.

(c)
In addition to the Closing Date Consideration to be paid or delivered pursuant to Sections 3.2(a) and 3.2(b), to the extent that the Quotaholders become entitled to receive any amount with respect thereto and subject to Section 3.4:

(i)
3D Italy will pay in cash €2.00 for each Euro by which the EBITDA (defined below) of Provel for the Earn-Out Period (defined below) exceeds €2,100,000; provided that the maximum amount of such payment will be €1,000,000; provided further that, unless the Quotaholders shall have separately paid such amount, the amount of any accounting or other similar costs and expenses incurred in connection with the performance of the obligations set forth in Section 5.6 shall be deducted from the amount of such payment.

(ii)
The Earn-Out Amount to be paid to each Quotaholder pursuant to this subsection (c) will be determined based upon the Earn-Out Amount as finally determined pursuant to Section 3.4 and the percentage of quotaholding of such Quotaholder in the corporate capital of Provel as resulting from the last registration with the Companies’ Register of Turin and the Quotaholders’ ledger of Provel, if applicable pursuant to Provel’s by-laws, on the Closing Date.

(iii)	For the purpose of determining the Earn-Out Amount:

(x)
the “Earn-Out Period” will, subject to clause (iv) of this subsection (c), be the period consisting of twelve (12) consecutive calendar months beginning on the first day of the fourth (4th) calendar month immediately following the end of the month in which the Closing Date occurs and ending on the last day of the calendar month immediately prior to the first anniversary of such beginning date; and

(y)
“EBITDA” shall mean the amount (not less than zero) of Provel’s income during the Earn-Out Period before (A) interest expense, (B) provisions for income taxes, (C) depreciation, and (D) amortization, treating Provel as operating as a separate company.  Among the items to be taken into account in calculating EBITDA for the Earn-Out Period are the following:

(I)	any items of revenue or cost related to Buyers’ other activities in Italy will be disregarded;

(II)	Provel will be entitled to receive credit for any increase in EBITDA arising out of its adoption and use of Buyers’ materials for its business operations;

(III)	the costs and any related depreciation of any equipment supplied by Buyers following the Closing to Provel will be disregarded for purposes of the EBITDA calculation;

(IV)
management fees charged by Buyers and their Affiliates to Provel will not, for the purposes of the calculation of EBITDA, exceed actual fees and expenses for comparable services that Provel incurred prior to the Closing; and

(V)
Provel will remain entitled to price its services to customers during the Earn-Out Period in a manner that is consistent with the current quality of Provel’s products and underlying expectations of EBITDA, which are that Provel will not adopt any pricing policy without the prior approval of the Buyers that would adversely affect EBITDA.

(iv)
In order to assist the Sellers to achieve the Earn-Out Amount, Buyers will supply to Provel such additional equipment as Buyers and Sellers shall mutually agree within sixty (60) days after the Closing; provided that, if each item of such equipment shall not have been fully commissioned prior to such sixtieth (60th) day, the date on which the Earn-Out Period shall begin shall be delayed by the number of days that shall elapse from such sixtieth (60th) day until the date on which each item of such equipment shall become fully commissioned.

3.3	Certain Obligations.

(a)	At the time of the Closing of the transfer of the Provel Quotas, Provel shall have no Net Indebtedness.

(b)	Prior to the Closing of the transfer of the Provel Quotas:

(i)	The Sellers shall cause Tecnolinea to purchase from Provel the Owned Real Estate for a cash purchase price equal to the Real Estate Consideration.

(ii)	Without any liability to the Buyers or Provel:

(x)
Sellers shall be liable for and shall duly and timely pay or cause to be paid any VAT, registration taxes and other taxes assessed on the transactions contemplated by this Section 3.3(b) and all other costs (including without limitation notary fees) associated with the transfer of the Owned Real Estate; and

(y)
Sellers shall cause the Real Estate Loan to be paid off without delay,  shall bear any relevant penalty for early repayment of the Real Estate Loan and shall cause any Liens related to the Real Estate Loan to be terminated (the amounts referred to in this clause (ii) that are paid or payable by Provel, being referred to as the “Real Estate Costs”).

(c)
Prior to the Closing of the transfer of the Provel Quotas, Glas shall repay to Provel in cash the aggregate principal amount of the Glas Loans, and upon such payment all of Mr. Buson’s and Glas’ obligations under the Glas Loans shall terminate.  At the Closing, the Sellers shall, and shall cause Provel to, enter into such documents as shall be required to evidence the termination of such obligations.

(d)
At the time of the Closing, the Net Working Capital of Provel, determined in accordance with the Accounting Principles on a basis consistent with the Reference Date Balance Sheet, shall not be less than €1,000,000 (excluding any Cash included in Net Working Capital as of such date) and shall include not less than €500,000 of Cash (such €1,500,000 amount being hereinafter referred to as the “Base Net Working Capital”).  Notwithstanding any other provision of this Agreement, the Net Working Capital of Provel used to determine the Base Net Working Capital shall include without limitation (w) the then existing amount of the Modarte Claim, (x) any amount to be paid by Provel as of the Closing in respect of the termination of its prior lease agreement, (y) any amount to be paid to Mr. Buson in connection with the termination of his agency agreement with Provel, as a liability in the case of each of clauses (w), (x) and (y), and (z) an agreed upon adjustment of the Closing Date Cash Consideration in the event that the amount thereof exchanged at the time of Closing was incorrect.

(e)
In the event that, at the time of the Closing, (i) the Base Net Working Capital is less than €1,500,000, the Sellers shall promptly pay the amount of such deficit in cash to 3D Italy as a reduction of the Purchase Price or (ii) the Base Net Working Capital is more than €1,500,000, 3D Italy shall promptly pay the amount of such excess in cash to Sellers as an addition to the Purchase Price, such payment to the Sellers to be made based upon the percentage of quotaholding of such Seller in the corporate capital of Provel immediately before the Closing (any amount paid pursuant to this Section 3.3(e) being referred to as the “Base Net Working Capital Adjustment.”)

(f)
Any cash payments to be made pursuant to this Agreement or the transactions contemplated hereby shall be made by bank wire transfer to a bank account held by the Party to which payment is due as such Party shall designate prior to the date that such payment is due to it.

(g)
Prior to the Closing of the transfer of the Provel Quotas, Provel shall pay to Mr. Buson the Profit-Sharing Loan, and upon such payment all of Provel’s obligations to Mr. Buson under the Profit/Loss Sharing Agreements shall terminate.  At the Closing, Mr. Buson shall, and Sellers shall cause Provel, to enter into such documents as shall be required to evidence the termination of such obligations.

(h)
On or prior to the Closing, the Sellers shall cause the lease between Tecnolinea and Provel dated December 31, 2004, as amended, covering the Leased Real Estate to be terminated by mutual consent, without liability to Buyers or Provel.

3.4	Determination of the Base Net Working Capital and the Earn-Out Amount.

(a)
As promptly as practicable but in any event within sixty (60) days after the Closing Date in the case of Section 3.3(d) and sixty (60) days after the end of the Earn-Out Period in the case of Section 3.2(c), Buyers shall prepare and deliver to Sellers’ Representative (as identified in Section 11.9 hereof) an unaudited calculation of the Net Working Capital of Provel as of the Closing Date on a basis consistent with the basis on which Provel’s net working capital was calculated in the Reference Date Balance Sheet or an unaudited calculation of the Earn-Out Amount as of the end of the Earn-Out Period, as the case may be (each an “Applicable Calculation”), prepared in accordance with the Accounting Principles. Buyers shall consult with Sellers’ Representative in connection with the preparation of each Applicable Calculation and shall permit Sellers’ Representative at the earliest practicable date to review and make copies of all non-privileged work papers, schedules and calculations used in the preparation of each Applicable Calculation.

(b)
When Buyers deliver an Applicable Calculation to Sellers’ Representative, they shall also be deemed to have certified that such Applicable Calculation was prepared on the basis and in accordance with the applicable standards set forth in this Agreement as of the dates provided for in this Agreement.

(c)
Within thirty (30) days after receipt of each Applicable Calculation, Sellers’ Representative shall notify Buyers of Sellers’ Representative’s agreement or disagreement, as the case may be, with such Applicable Calculation.  If Sellers’ Representative disputes any aspect of any of such Applicable Calculation, then Sellers’ Representative shall have the right, at the Sellers’ expense, to review and test such Applicable Calculation.  Sellers’ Representative shall complete this review and test within thirty (30) days after the date Sellers’ Representative notifies Buyers that Sellers dispute such Applicable Calculation.  If Sellers’ Representative, after such review and test, still disagrees with such Applicable Calculation, and Buyers do not accept Sellers’ Representative’s proposed alternative calculations (the “Sellers’ Proposed Calculations”), then Sellers’ Representative and Buyers shall have fifteen (15) days to select an independent accounting firm (the “Independent Accounting Firm”) that does not serve as independent registered public accountants for either Party to resolve the remaining disputed items (the “Remaining Disputed Items”), within the following thirty (30) days. If no agreement if found between Sellers’ Representative and Buyers as to the selection of the Independent Accounting Firm within the said 15-day period the Parties agree that Price Waterhouse Coopers may be appointed as the Independent Accounting Firm.  The Independent Accounting Firm shall conduct its own review and test of such Applicable Calculation and thereafter select either (x) Buyers’ proposed Applicable Calculation of the Remaining Disputed Items, (y) Sellers’ Proposed Calculation of the Remaining Disputed Items or (z) an amount in between the two. Buyers and Sellers agree that they shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be borne equally, one-half by Buyers and one-half by Sellers.

(d)	Upon the determination pursuant to this Section 3.4 of each Applicable Calculation:

(i)	in the case of Section 3.3(e), the appropriate Party shall make any payment required to be made pursuant to Section 3.3(e); and

(ii)	in the case of the Earn-Out Amount, 3D Italy shall make any payment required to be made by Section 3.2(c).

Any payments to be made pursuant to this Section 3.4(d) shall be made in the manner set forth in Section 3.3(f) as promptly as practicable but in any event with thirty (30) days after the date on which each Applicable Calculation is finally determined.

Section 4

Closing

4.1
Time and Place of Closing. Unless the Parties agree upon another date or place, the Closing of the transactions contemplated by this Agreement, shall be held at the offices of Arietti & Partners, Via XX Settembre, 3, 10121, Torino (Italy) on the date and at that time of execution and delivery of this Agreement (hereinafter referred to as the “Closing Date”).

4.2
Deliveries at the Closing. At or before Closing, in addition to any action to be taken and to any other document to be executed or delivered pursuant to this Agreement or by law, the following actions shall be taken or the following documents shall be executed or delivered:

(A)       Actions of Sellers:

(a)
Sellers shall have performed and complied in all material respects with all agreements, covenants (including without limitation those set forth under Sections 3.3 and 5 hereof) and conditions on their part required to be performed or complied with prior to or on the Closing Date.

(b)
Sellers shall have delivered to Buyers an unaudited balance sheet and income statement as of 30 June 2010 or such later month-end for which such financial statements are available in accordance with Provel’s normal practices (collectively, the “Interim Financial Statements”), prepared in accordance with the Accounting Principles on a basis consistent with the Reference Date Balance Sheet and the Year 2009 Consolidated Statement of Income.

(c)	Sellers shall execute the Deed of Transfer in front of the Notary Public.

(d)
Sellers shall cause 3D Italy to be properly registered in the Companies’ Register of Turin and in the Quotaholders’ ledger of Provel, if applicable pursuant to Provel’s by-laws, as owner of the Provel Quotas;

(e)
Sellers shall deliver (x) regular and valid (and with no cost to Provel or to Buyers) written resignations (substantially in the form approved by the Buyers), effective from the Closing Date, of all directors, statutory auditors or Quotaholders with respect to the affairs of Provel, permanent and alternate, whereby such directors, statutory auditors or other person will validly and fully waive any claim of any kind whatsoever (for compensation for termination, loss of office, unpaid remuneration or otherwise) under any title whatsoever they may have against Provel; (y) copies of the minutes of the general quotaholders’ meeting of Provel validly held immediately prior to the Closing appointing such directors and statutory auditors as indicated by Buyers before the Closing Date and adopting new by-laws of Provel (“New By-laws”), a draft of which shall be provided by Buyers to Sellers before the Closing Date. Sellers shall cause Provel to validly hold a general quotaholders’ meeting appointing such directors and statutory auditors as shall be designated by Buyers on or before the Closing Date and adopting the New By-laws pursuant to the instructions of Buyers.

(f)
Sellers shall deliver certified copies of the resolutions of the relevant corporate body of Sellers, as applicable, authorizing Sellers to execute and perform their obligations as at the Closing Date under this Agreement and the transactions contemplated by this Agreement, as well as all other documents under this Agreement and the transactions contemplated by this Agreement requiring signature by Sellers.

(g)
Sellers shall deliver a copy of the Articles of Incorporation and By-laws or other appropriate charter documents of Provel as are currently in effect as of the Closing Date, hereby certifying to be a true and correct copy thereof.

(h)	Sellers shall deliver a Certificato di Vigenza, dated as of a date as close to the Closing Date as is reasonably practicable.

(i)	Sellers shall deliver to 3D Italy a duly executed lease of the Real Estate, substantially in the form approved by the Buyers (the “Lease.”)

(j)
Sellers shall have delivered to Buyers any regular and valid written consents, waivers, approvals, licenses and authorizations, governmental or otherwise, which are required to be obtained by Sellers or Provel, prior to the consummation of any of the transactions contemplated in this Agreement, whether pursuant to applicable laws, agreements, commitments or otherwise.

(B)       Actions of Buyers:

(a)
Buyers shall have performed and complied in all material respects with all agreements, covenants (including without limitation those set forth under Section 3.3 hereof) and conditions on their part required to be performed or complied with prior to or on the Closing Date.

(b)	3D Italy shall execute the Deed of Transfer in front of the Notary Public.

(c)	3D Italy shall deliver to the Sellers the Closing Date Consideration pursuant to Section 3.2 of this Agreement.

(d)
3D Italy shall pay, or cause to be paid, by the appropriate entities or Persons and in the appropriate manner any stamp, transfer or similar taxes or charges however levied by any Authority on the transfer of the Provel Quotas, to be incurred in relation to such transfer and the notarial fees relating thereto.

(e)
Buyers shall deliver certified copies of the resolutions of the relevant corporate body of Buyers authorizing them to execute and perform their obligations as at the Closing Date under this Agreement, as applicable, as well as all other documents under this Agreement requiring signature by Buyers.

4.3
Sole Transaction. The Parties agree that all actions, deliveries, executions, productions and transactions constituting Closing (with particular but not exclusive reference to the execution of the Deed of Transfer) under the above Section 4.2 shall, for the purposes of this Agreement (i) be regarded as one single transaction so that, at the option of the Party having an interest in the carrying out of the specific action or transaction, no action or transaction shall be deemed to have taken place unless and until all other actions and transactions constituting Closing shall have taken place as provided in this Agreement; and (ii) be regarded as the mere execution of the obligations of the Parties contained in this Agreement and shall not entail any novation or modification to any of the provisions contained in this Agreement, which shall prevail in any case of conflict or inconsistency or discrepancy with any provisions contained in any document executed and exchanged or delivered by each Party at Closing.

4.4
Conditions Precedent Applicable to Buyers. The obligation of Buyers to consummate the Closing shall be subject to the satisfaction, on or before the Closing Date, of the following conditions (any of which may be waived in whole or in part by Buyers in their sole discretion):

(a)	No Material Adverse Change. There shall have been no change in the business, assets or prospects, financial or otherwise, of Provel that could give rise to a Material Adverse Effect.

(b)	Accuracy of Representations and Warranties. The representations and warranties of Sellers contained in this Agreement shall be true and accurate on the Closing Date as if made on such date.

(c)
Representations and Warranties. Sellers shall not take any action that would result in any of their representations and warranties not being true in all material respects on the Closing Date, which representations and warranties shall be deemed to be repeated (mutatis mutandis) at Closing with reference to the facts then existing. Sellers shall use all reasonable efforts to cause the fulfillment at the earliest practicable date of all the conditions to their obligations to consummate the transactions contemplated by this Agreement.

4.5
Joint Conditions Precedent to Closing. The obligations of the Parties to consummate the Closing shall be subject to the satisfaction, on or before the Closing Date, of the following conditions (any of which may be waived in whole or in part with the mutual consent of the Parties):

(a)	Consents of Third Parties. Each of the Parties shall have obtained such consents from third parties as shall be required in order to permit them to perform their obligations under this Agreement.

(b)
Permits and Approvals. All permits and approvals from any governmental body, governmental agency or regulatory authority required for the lawful consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect.

(c)
Litigation. No legal proceeding shall be pending or overtly threatened, or any basis for such a proceeding asserted, before any court or any governmental body, governmental agency or regulatory authority of any jurisdiction or before any arbitrator or any other person directed against the consummation of any of the transactions contemplated by this Agreement.

(d)
Management Arrangements. The Parties shall procure that (i) Mr. Marco Maio born in Pinerolo (Turin) on 6 February 1969, resident at San Secondo di Pinerolo (Turin), tax code MAIMRC69B06G674F (“Mr. Maio”) enters with Provel an arrangement substantially in the form approved by the Buyers, (ii) the agency agreement dated 1 January 1995 that is currently in place between Mr. Buson and Provel is terminated by mutual consent as approved by the Buyers, and (iii) Mr. Buson enters into with Provel or 3D Italy an arrangement substantially in the form approved by the Buyers.

4.6	Effective Date. Upon the occurrence of the Closing, Buyers will acquire as of the Closing Date full, unencumbered and unrestricted title to the Provel Quotas free and clear of any Lien.

Section 5

Certain Agreements

5.1
Conduct of Business of Provel Prior to Closing.  Until the Closing, unless otherwise contemplated by this Agreement or consented to by Buyers in writing, Sellers jointly and severally undertake and shall cause Provel to:

(a)	except for the actions to be taken pursuant to Sections 3.3(b),3.3(c) and 3.3(g) hereof, conduct the business of Provel only in the ordinary and usual course, consistent with past practices;

(b)	continue to insure all Provel’ properties, real and personal, owned or leased, and use, operate, maintain and repair all such properties in accordance with prior practice;

(c)	preserve the goodwill of the employees, self-employed persons, representatives, suppliers and customers of Provel;

(d)	refrain from doing any act or omitting to do any act, or permitting any act or omission, that shall cause a breach of any agreement, contract, commitment or obligation of Provel;

(e)
maintain and keep the facilities, machinery and equipment of Provel that are necessary to the operation of the business being conducted by Provel in good operating condition and repair, except for ordinary wear and tear;

(f)	consult with Buyers regarding all significant developments, transactions and proposals relating to the business of Provel;

(g)	not cause or permit Provel to:

(i)	amend its Articles of Association, By-laws or other constituent documents;

(ii)	incur any Indebtedness;

(iii)	incur or extend the timing of its payment of any payable or other liabilities outside of the ordinary course of business;

(iv)	change any payment terms of, or change any payment practices with respect to, any payable or receivable;

(v)
enter into any contract or agreement involving any capital expenditure or undertaking of obligations in excess of €25,000 or its equivalent except for purchase orders and supply orders in the ordinary course of business;

(vi)
grant any options, warrants or other rights to purchase or obtain any of the capital stock of Provel, or issue, sell or otherwise dispose of any Provel Quotas except pursuant to the terms of this Agreement;

(vii)
except as otherwise contemplated by this Agreement, declare, set aside or pay any dividend or distribution with respect to the Provel Quotas or redeem, repurchase or otherwise acquire any of the Provel Quotas;

(viii)	grant any Lien upon any of the assets of Provel;

(ix)	make any loan to or investment in, or acquire any securities or assets of any other entity, other than the purchase of inventory and supplies in the ordinary course of business, of Provel; or

(x)
increase the rate of compensation or materially increase the benefits payable or to become payable to any of its directors, officers, employees or self-employed persons (other than raises made in the ordinary course of business to employees who are not directors or officers or unless such raises are due under applicable labor laws and regulations or collective bargaining agreements) or make any material change any of the terms of employment of any of its directors, officers or employees; and

(h)	promptly notify Buyers in writing:

(i)	of any event which could reasonably be expected to cause a Material Adverse Effect; or

(ii)
if Provel is advised that any supplier to or customer of Provel intends to cease doing business with Provel or materially reduce the amount of goods sold to or purchased from Provel or intends to increase the prices applied.

5.2
Taxes and Other Expenses. Except as otherwise expressly provided in this Agreement, any cost, tax, impost, duty or charge arising in connection herewith or with the consummation of the transactions contemplated hereby shall be borne and paid for as follows:

(a)	Income Taxes. Etc. All income and capital gain taxes (if any) due as a consequence of the sale and transfer to Buyers of the Provel Quotas shall be borne and paid for by the Sellers.

(b)	Transaction Costs. Buyers and the Sellers shall each pay the fees, expenses and disbursements incurred by their respective auditors, consultants and legal advisors; provided, however, that:

(i)
The reasonable and actual costs of Merrill Corporation in maintaining a Data Room with respect to the transactions contemplated by this Agreement in an amount approved by the Buyers shall be borne by the Buyers;

(ii)	The cost of audit services performed by BDO, LLP and its affiliates shall be borne by the Buyers; and

(iii)	The notarial fees and costs arising from the transfer of the Provel Quotas to Buyers shall be borne by Buyers.

5.3
Delivery of Minute Books and Corporate Records. The Sellers shall cause the minute books and corporate records of Provel to be delivered to such person or persons as may be designated by Buyers as the custodian of such records in complete and up-to-date condition on the Closing Date. Such delivery shall be deemed to be a representation on the part of the Sellers that such minute books and corporate records are true, correct and complete.

5.4
Publicity.  None of the Sellers shall make, and shall not cause or permit any person, entity, employee or agent associated with the Sellers to make, any public announcement, written or oral, of or relating to the transactions contemplated by this Agreement to any third party without the prior written approval of 3D Parent, which will not be unreasonably withheld, except that no such approval shall be needed by any Seller when such disclosure is required by the applicable laws or regulations.

5.5
Access. Sellers shall cause Provel to allow Buyers and their directors, officers, employees, representatives, counsels and/or advisors (hereinafter referred to as the “Buyers Representatives”) reasonable access during normal business hours on Business Days throughout the period prior to the Closing, as Buyers and Buyers Representatives may reasonably request, to the Real Estate, facilities, plants, machinery, equipment, inventories, directors, officers, personnel, books, records, data and other documents and information of Provel.

5.6
SEC Filing Cooperation.  Sellers shall, and will cause their respective counsel, financial advisors, accountants, agents and other authorized representatives, whether before or after the Closing and at the Sellers’ sole cost and expense except as otherwise expressly set forth in this Agreement, to each furnish to the Buyers as soon as reasonably practicable all such information relating to Provel and the Sellers as may be required by Buyers, and will use their best efforts in cooperation with Buyers, in order to effectuate the timely filing with the U.S. Securities and Exchange Commission (the “SEC”) of all registration statements, reports, documents, consents or amendments thereto contemplated under this Agreement or required of Buyers under the United States Securities Act of 1933, as amended (the “Securities Act”), the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, and in order to cause any registration statement to become or remain effective.  This covenant shall include, but is not be limited to, Sellers cooperation in providing to Buyers all information that is necessary for preparation of the unaudited financial statements (including but not limited to balance sheets, statements of operations and cash flows) of Provel for the nine months ended September 30, 2010 and September 30, 2009 as prepared, in all material respects, in accordance with the Accounting Principles applied by Provel on a basis consistent with Provel’s past practice as of the dates and for each of the periods presented, which financial statements will be furnished to the Buyers on or before October 30, 2010.

Section 6

Survival

Subject to Section 9.4(c), each of the obligations, warranties, representations, indemnities and undertakings accepted or given by Sellers pursuant to this Agreement shall remain in full force and effect after the Closing, without necessity for the parties to this Agreement to reiterate or confirm their commitment with respect thereto.

Section 7

Representations, Warranties and Covenants by Sellers

As an inducement to Buyers’ decision to enter into this Agreement and to consummate the transactions contemplated in this Agreement, Sellers hereby represent, warrant and covenant with Buyers as follows. The Parties agree that the representations and warranties given by the Sellers hereunder are independent contractual warranties and are not subject to the provisions of Article 1495 ICC. Unless otherwise indicated, the representations and warranties given by Sellers under this Section 7 are true, accurate and correct as of the date hereof and on the Closing Date.

7.1
Power and Authority. Each Seller has, and will on the Closing Date have, full legal right, power and authority to sell, assign and transfer the respective Provel Quotas and to enter into and deliver this Agreement and the other documents to be executed pursuant to this Agreement and to perform such Sellers’ obligations hereunder and thereunder in accordance with their terms.  Mr. Buson has the benefit of the matrimonial regime separazione dei beni as it applies in Italy.  Glas is not subject to the matrimonial regime separazione dei beni as it applies in Italy or any other matrimonial regime.

7.2
Authorization; Binding Effect. Sellers have full right, power and authority to enter into and to carry out this Agreement and to consummate the transactions contemplated herein, and each of the Sellers has obtained, where applicable, any consent of his spouse or any other Person. This Agreement is such Seller’s legal, valid and binding obligation, enforceable against such Seller in accordance with its terms.

7.3
Claims; Interests. None of the Sellers nor any Affiliate of such Seller has any right, claim or cause of action against Provel or any interest in any tangible or intangible property that is necessary for, or used in connection with, the business of Provel.

7.4	Organization and Standing.

(a)
Provel is a company duly organized and validly existing in good standing under the laws of Italy with full corporate power and authority to own its assets and conduct its business as currently conducted. Provel neither owns nor has any equity investment in, directly or indirectly, any other corporation, partnership, limited liability company or other business entity. To the best of Sellers’ knowledge after full inquiry, Provel has done everything necessary to do business lawfully in each jurisdiction in which it conducts business. No meeting has been convened or resolution proposed, or petition presented, and no order has been made, for the winding up of Provel. There are no Persons that own or hold any assets, possess any right or conduct any business related to the business of Provel in which any of the Sellers have, directly or indirectly, any ownership or other interest.

(b)
Tecnolinea has all necessary power and authority to own its assets and conduct its business as currently conducted, has duly authorized the transactions contemplated by Sections 3.3(b) and 4.2(A)(i), and upon their consummation such transactions will have been duly and properly consummated and valid, binding and enforceable on Tecnolinea.

7.5
No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not conflict with, or result in the breach of, or constitute a default under or cause the acceleration of, or require any consent, approval or other action of any third party, court or governmental authority pursuant to (i) the Articles of Incorporation or the By-laws or the other constituent documents of Provel, (ii) except for such consents as have been disclosed to the Buyers and are listed on the Disclosure Schedule, all of which shall have been obtained on or before the Closing Date and shall remain in effect as of the Closing, and any other consents that have been disclosed and delivered to the Buyers prior to the Closing, any Indebtedness, mortgage, indenture or other agreement or instrument, Lien or license by which any of the Sellers, Provel or any of their respective properties or assets are bound or affected, or (iii) violate any judgment, order, injunction, award, decree, law or regulation applicable to any of the Sellers, Provel or any of their respective properties or assets.

7.6
Consents. Except for such as are disclosed or referred to in Section 7.5, there are no consents, authorizations, licenses, permits, registrations or approvals of, or exemptions from, or other actions by any administrative or regulatory authority that are required in connection with the execution, delivery and performance of this Agreement by the Sellers.

7.7
Capitalization. The Recitals to this Agreement correctly set forth the Provel Quotas. Each of the Provel Quotas is fully paid up and constitutes and on Closing Date shall constitute the only corporate capital or other ownership interests in Provel. There are no options, warrants, conversion, subscription or other rights, agreements, contracts or commitments of any kind obligating Provel, conditionally or otherwise, to issue or sell any new quotas or other interests or any instrument convertible into or exchangeable for any such quotas or other interests, or to redeem any outstanding quotas or other interests or any portion thereof. All voting rights with respect to the Provel Quotas or other ownership interest of Provel are vested exclusively in the equity interests set forth in the Recitals to this Agreement, all of which are owned of record by the respective Sellers free and clear of any Lien.

7.8
Ownership. Except for any rights of first refusal and quotaholders’ veto rights contained in the Articles of Association, By-laws or other constituent documents of Provel, all which shall have been waived at or before the Closing, each of the Sellers has full, good, unrestricted, unencumbered and marketable title to the Provel Quotas owned by such Seller. Sellers’ are the sole record and beneficial owners of the Provel Quotas, the Provel Quotas are free and clear of any Lien or options, and the Sellers have the full right, power and authority to sell, assign and transfer the Provel Quotas in accordance with the terms of this Agreement. Upon the occurrence of the Closing, Buyers will acquire full, good, unrestricted, unencumbered and marketable title to the Provel Quotas free and clear of any Lien or options, except for such as arise out of acts of the Buyers.

7.9
By-Laws, Resolutions and Corporate Books. The copies of the Articles of Incorporation and the By-laws or other constituent documents of Provel contained in the Disclosure Schedule are true, correct and complete copies of such documents as each is in force as of the date of this Agreement. Save for the resolution of the quotaholders’ meeting regarding the adoption of the New By-laws, no other resolutions have been passed or other action has been taken or is pending by the board of directors, by the quotaholders’ meeting or by any other governing body of Provel to modify or amend such Articles of Incorporation,

By-laws or other constituent documents other than corporate actions which shall be taken to carry out the transactions contemplated by this Agreement. True and correct copies of all of such resolutions have been delivered to Buyers on or before the Closing Date. All corporate actions which have been taken by any management body of Provel and which are required by law to be recorded in the minute books under applicable law are fairly reflected in all material respects in the respective minute books of Provel. All issuances, cancellations, appropriate transfers and exchanges of equity interests (quotas or other interests) in Provel are reflected in the appropriate quotaholders’ book. No action or proceeding is pending or contemplated for the amendment of the charter documents or By-laws of Provel or for the dissolution or liquidation of Provel.  Except for the Glas Loans and the Profit/Loss Sharing Agreements, there are no other outstanding agreements or other obligations that in any way affect the capitalization of Provel.

7.10
Financial Statements and Financial Information. Each of the financial statements furnished by the Sellers pursuant to this Agreement, set forth in the Disclosure Schedule or otherwise delivered to the Buyers on or before the Closing Date (i) have been prepared from the books and records of Provel, which are true, correct and complete, (ii) with respect to the statutory accounts approved by the quotaholders’ meetings of Provel for each of the years ended December 31, 2008 and 2009 (hereinafter collectively referred to as the “Statutory Financial Statements”), the Reference Date Balance Sheet, the Year 2009 Consolidated Income Statement and the Interim Financial Statements, has been prepared, in all material respects, in accordance with the Accounting Principles, applied by Provel on a basis consistent with Provel’s past practice as of the dates and for each of the periods presented, and (iii) with respect to the audited financial statements (including without limitation balance sheets, statements of operations and cash flows) for each of the years ended December 31, 2008 and 2009 and the unaudited financial statements (including without limitation balance sheets, statements of operations and cash flows) for the six months ended June 30, 2010 and June 30, 2009 that the Sellers have caused to be prepared and delivered to the Buyers for use in compliance with the requirements of the U.S. securities laws (hereinafter collectively referred to as the “SEC Financial Statements”), has been prepared, in all material respects, in accordance with the Accounting Principles, applied by Provel on a basis consistent with Provel’s past practice as of the dates and for each of the periods presented.

To the best of Sellers’ knowledge following full investigation, there is no applicable accounting, rule, consensus or pronouncement that has been adopted by an regulatory or accounting body that has jurisdiction over Provel, as of, but is not in effect as of, the date of this Agreement that, if implemented, would reasonably be expected to have a Material Adverse Effect on Provel.

The Disclosure Schedule contains the Statutory Financial Statements.  Each of the Statutory Financial Statements, the Reference Date Balance Sheet, the Year 2009 Consolidated Income Statement, the Interim Financial Statements and the SEC Financial Statements fairly presents, in all material respects, the financial position and results of operations of Provel as of the date and for the respective periods indicated therein. The Reference Date Balance Sheet accurately reflects all the assets of, and makes full and adequate provision for all fixed and contingent obligations and liabilities of, Provel as of December 31, 2009, and, except as disclosed to the Buyers and set forth in the Disclosure Schedule, as of December 31, 2009 Provel had no fixed or contingent obligations or liabilities not reflected in and adequately reserved against on the Reference Date Balance Sheet.  All of the financial statements delivered to Buyers in connection with the transactions contemplated by this Agreement have been and will be prepared on a basis consistent with the basis of the other financial statements so delivered and do or will fairly present the financial position and results of operations of Provel as of the dates and for the respective periods indicated therein. Provel maintains its books and records on the accrual basis in accordance with sound business and accounting practices.

7.11	Absence of Undisclosed Liabilities. Provel has no Indebtedness, liabilities or obligations of any nature whatsoever, including any liability for taxes, except for:

(a)	Indebtedness or Current Liabilities disclosed, reflected or reserved against in the Reference Date Balance Sheet and Interim Financial Statements;

(b)	Current Liabilities incurred after December 31, 2009 to the Closing Date in the ordinary course of business and in accordance with past practices;

(c)	Current Liabilities that will be fully and fairly reflected in the Net Working Capital of Provel at the Closing Date; and

(d)	Indebtedness set forth on the Disclosure Schedule, all of which will be discharged before the Closing unless otherwise agreed by the Buyers.

Provel is not liable upon or with respect to or obligated in any other way to provide funds in respect of or to guaranty or assume in any manner (including, without limitation, under or pursuant to any agreement, arrangement, commitment, statement or understanding, whether written or oral), any Indebtedness, obligation or dividend of any other entity. Sellers are not committed to make any capital contribution to Provel other than such capital contributions as have previously been paid in full. Except for the Glas Loans and the Profit/Loss Sharing Agreements, no Indebtedness is owing from any Seller to Provel or from Provel to any Seller.

7.12
Receivables. The accounts receivable of Provel as shown on the Reference Date Balance Sheet, all accounts receivable arising subsequent thereto and all accounts receivable set forth in the Base Net Working Capital at the time of the Closing, have or will have arisen in the ordinary course of business, represent or will represent valid obligations owing to Provel, and have been collected or, through the continuation of existing collection procedures, are and on the Closing Date will be collectable within ninety (90) days after they are due to be collected within the normal trade terms offered to customers by Provel in the aggregate amounts thereof, and are free of any and all encumbrances.

7.13	Inventory. The inventories of Provel shown on the Reference Date Balance Sheet, the inventory thereafter acquired by Provel and all inventories set forth in the Base Net

Working Capital  at the time of the Closing consist or will consist of items of a quality and quantity usable or salable in the normal course of the business of Provel; the value of all items of obsolete materials and of materials of below standard quality has been or will have been written down to realizable market value or adequate reserves have been provided therefor; and the value at which such inventory is or will be carried is an amount equal to the lesser of the cost or net realizable market value of such inventory.

7.14
Absence of Certain Changes. Except as otherwise disclosed to the Buyers and set forth in the Disclosure Schedule or disclosed and delivered to the Buyers prior to the Closing, since December 31, 2009, the business of Provel has been conducted only in the ordinary and usual course and in compliance with Section 5.1 hereof. Without limitation of the foregoing except as so disclosed to Buyers, Provel has not:

(i)
experienced any change in its condition (financial or otherwise), assets, liabilities, business or properties that could reasonably be expected to have a Material Adverse Effect, and there are no events or circumstances with respect to the assets, business or properties of Provel that threaten to disrupt, prevent or impair the conduct of its business;

(ii)	sold, assigned, transferred, pledged, leased or otherwise disposed of any asset having a value in excess of €25,000 or its equivalent;

(iii)	incurred any obligation, liability or Indebtedness except in the ordinary course of business;

(iv)	made any capital expenditure exceeding €25,000 or its equivalent in the aggregate;

(v)	disposed of or permitted to lapse or waived any material right having a value in excess of €25,000 or its equivalent;

(vi)
entered into any transaction or contract, or amended or terminated any transaction or contract, in connection with the conduct of its business that could reasonably be expected to have a Material Adverse Effect;

(vii)	issued any interest in its equity or declared, set aside or paid any dividend or distribution of any interest of its equity or redeemed, purchased or otherwise acquired any such interest;

(viii)
made payments or granted any benefit, directly or indirectly, to the Sellers or to any nominee of the Sellers or to any party related to the Sellers or acting on their behalf except for directors’ fees consistent with past practices;

(ix)	granted any Lien upon any assets of Provel;

(x)	made loans to or investments in, or acquired securities or assets of any other Person, other than the purchase of inventory or supplies in the ordinary course of business;

(xi)
increased the rate of compensation or increased the benefits payable or to become payable to any of the directors, officers or employees of Provel (other than such raises as are due under applicable labor law and regulations or collective bargaining agreements) or made any change to any of the terms of employment of any of the directors, officers or employees of Provel;

(xii)
sold any of its assets, other than sales of inventory in the ordinary course of business and sales of equipment made in the ordinary course of business due to the replacement or abandonment thereof, which items of equipment have been replaced by equipment with equal or greater value;

(xiii)	agreed, whether in writing or not, to do any of the foregoing; or

(xiv)	experienced any damage, destruction or loss (whether or not fully covered by insurance) affecting its properties or business that could reasonably be expected to have a Material Adverse Effect.

7.15
Taxes. Provel has filed or will file within the time prescribed by law (including extensions of time approved by the appropriate taxing authority) all tax and information returns and reports required to be filed with each taxing jurisdiction (domestic or foreign) in which Provel is incorporated or owns, leases or operates property, or in which the failure to file such returns or pay taxes could have a Material Adverse Effect, and with all governmental units thereof, and has paid in full or made in the Reference Date Balance Sheet and will provide Buyers with such information as is required to enable them to make in the Base Net Working Capital adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax and information returns and reports. Except for any adjustment that may be required to be made in connection with the Italian VAT audit that is currently being conducted with respect to Provel, and subject to the maximum amount of tax at issue as set forth in the Disclosure Schedule being accrued in the Base Net Working Capital at the time of the Closing, there is and will be no omission, deficiency, error, misstatement or misrepresentation in any tax or information return or report filed for any year or period ending on or prior to the Closing Date. True and complete copies of all such tax and information returns and reports and related documents have been made available, and when requested have been furnished, to Buyers. The Reference Date Balance Sheet contains, and the Base Net Working Capital will contain, adequate provisions for all income, franchise, real property, tangible asset and all other taxes of Provel of any kind or nature, including interest and penalties in respect thereof, required to have been accrued or for which Provel may be liable as of the respective dates thereof. There are no Liens for taxes that are due and unpaid on any of the properties or assets of Provel. The provisions for taxes shown in the Reference Date Balance Sheet are, and the provisions for taxes that will be shown in the Base Net Working Capital will be, adequate to provide for the payment of deferred taxes pursuant to the Accounting Principles. Any business transacted and other events which have occurred after December 31, 2009 have been properly accounted for by Provel, and the relevant accounting entries may be fully relied upon as correctly reflecting the nature of the transactions or other business events to which they refer for the purposes of preparation of the income tax returns of Provel relating to any period after December 31, 2009. Except for the VAT tax audit referred to in the Disclosure Schedule, there is no pending or, to the best of Sellers’ knowledge after full investigation, threatened litigation, nor have assessments been issued, nor are there any inspections or other actions being conducted by tax authorities or by any other governmental authority regarding asserted violations of tax laws by Provel, which, in the event of an adverse result, could lead to the application of sanctions, any financial liability or other adverse consequences for Provel. To the best of Sellers’ knowledge after full investigation, there are no grounds for such litigation, assessment, inspection or any such action.

7.16
Assets Generally. Provel has (a) full, good, marketable and insurable title to all personal or tangible assets including, without limitation, all manufacturing and other production equipment and (b) full, good, marketable and insurable title to, or valid and subsisting leasehold interests in, the Real Estate, in each case reflected in the Reference Date Balance Sheet or acquired by it after the date thereof (other than inventory which has been sold in the ordinary course of business, prepaid expenses which have expired in the ordinary course of business, accounts receivable which have been collected in the ordinary course of business and equipment which has been replaced by equipment of substantially equal value or exhausted or abandoned in the ordinary course of business after having been fully depreciated or written off in Provel’s books and records in accordance with the Accounting Principles on a basis consistent with the Reference Date Balance Sheet), and such title or leasehold interest is not subject to any Lien for the benefit of third parties.

7.17	Real Property.

Real Estate

(i)	Title:

The Real Estate is duly identified at the appropriate Land Registries (“Conservatoria dei Registri Immobiliari”) according to the laws and regulations in force. Except for the Real Estate Loan, the Real Estate is free and clear of any Lien, pending claims and liabilities in general, manifest and non-apparent easements, obligations and/or burdens also connected to town-planning and/or building plans, or other security interest, and there are no outstanding options or rights of first refusal to purchase the Real Estate or any interest therein.

(ii)	Leases:

Except for the lease that covers the Leased Real Estate, which lease will be terminated on or before the Closing, and except as otherwise contemplated by the transactions contemplated by this Agreement, neither Tecnolinea nor any of the Sellers is a party to any lease relating to the Real Estate.

(iii)	Condition of Property:

The buildings of, and improvements on, the Real Estate are in normal working order and repair and of a capacity adequate for the continued use thereof. The Real Estate is, to the best of Sellers’ knowledge after full investigation, in compliance with all applicable zoning, environmental, air-pollution, health and other laws and regulations, and Sellers shall prior to the Closing at their own expense remedy any and all defects in title and limitations on the use of such facilities, all of which are disclosed in the Disclosure Schedule and the Lease. Except as disclosed therein, all facilities necessary for the utility services (such as but without limitation, gas, electricity, water, telephone lines, etc.) have been installed and are, and, to the best of Sellers’ knowledge after full investigation, will be on Closing Date, regularly operating.

As the date hereof and as of the Closing Date, there are no defects or deficiencies in any of the Real Estate, which individually or in the aggregate are reasonably likely to result in a Material Adverse Effect.

The Sellers have obtained or caused to be obtained with respect to the Real Estate any and all certificates required by applicable law provisions, as well as any certificate, approval, consent, license or permit requested by law to opening and running the business of Provel in the Real Estate at the time of the Closing.

(iv)	Building Permits and Zoning Procedure:

The Sellers have or have caused to be applied for and validly obtained any and all building permits applicable to the Real Estate as of the time of the Closing; the Real Estate has been built in compliance with such building permits; and no such building permits have been challenged; and no procedure has been commenced with the purpose to repeal any such building permit.

(v)	Town-planning burdens:

Insofar as they relate to the Real Estate at the time of the Closing, the Sellers have or caused to be paid and borne any financial burden and expense and have fulfilled any and all obligations and contributions whatsoever, such as primary or secondary town-planning burdens (“oneri di urbanizzazione primaria e secondaria”), contributions to building costs, ancillary destinations, tests, etc., due to the local municipality and/or other public authorities and/or to the authorities involved in the issuance of the building permits, the calculation of which have been correctly made.

All such town-planning works (“opere di urbanizzazione”) have been realized in compliance with all due provisions in force and the building permits concerning such works.

(vi)	Certificates:

Insofar as they relate to the Real Estate or Provel at the time of the Closing, the Sellers have obtained or caused to be obtained with respect to the Real Estate any and all certificates required by applicable law provisions, as well as any certificate, approval, consent, license or permit requested by law to opening and running in the Real Estate of Provel’s business activities.

7.18
Intellectual Property Rights. The Disclosure Schedule contains a list of all patents, trademarks, copyrights or other rights in any intellectual property or applications therefor owned or licensed by Provel (hereinafter collectively defined as “Intellectual Property Rights”). Except as indicated in the Disclosure Schedule, there are no Intellectual Property Rights licensed to Provel by third parties. The Intellectual Property Rights are validly registered and patented (with respect to registered or patented Intellectual Property Rights) in the names of and owned by the parties indicated as their respective owners in the Disclosure Schedule. Except as set forth in the Disclosure Schedule, Provel is the legal and beneficial owner of the Intellectual Property Rights free and clear of any Liens, equities, security interests, licenses, royalty and similar agreements and encumbrances of any kind or nature and the execution of this Agreement will confirm Provel’s legal and beneficial ownership thereof free and clear of any Liens, equities, security interests, licenses, royalty and similar agreements and encumbrances of any kind or nature whatsoever. The Intellectual Property Rights are not material to the conduct of Provel’s business, and the loss of any of such Intellectual Property Rights would not be likely to result in a Material Adverse Effect. There are no interference, opposition or cancellation proceedings or infringement suits pending or, to the best of Sellers’ knowledge after full investigation, threatened with respect to any of the Intellectual Property Rights currently owned by or licensed to Provel. To the best of Sellers’ knowledge after full investigation, (a) no person or entity is interfering with or infringing any of the Intellectual Property Rights, (b) neither Sellers nor Provel have interfered with, infringed upon, misappropriated or otherwise come into conflict with any patent, trademark, service mark, trade name, copyright, trade dress or other proprietary right of any third party, (c)  neither Sellers nor Provel have ever received any claim alleging such interference, infringement, misappropriation or conflict, and (d) the Intellectual Property Rights do not and are not likely to, infringe or impair in any way any intellectual property or other rights of any third party. The Intellectual Property Rights constitute all of Provel’s right, title and interest in and to all patents, patent applications and other intellectual property owned, used or licensed by Provel that is used or useful in the conduct of Provel’s business, and such Intellectual Property Rights include all of Provel’s right, title and interest in and to all other inventions, trade secrets, secret processes, formulae, know-how, machine drawings and related to the conduct of Provel’s business.

7.19
Product Liability. No claims or demands have been made against Provel alleging injury to individuals or property as a result of the ownership, possession or use of any equipment or product manufactured or sold by Provel which could constitute a Material Adverse Effect.

7.20
Litigation and Claims. Except for the matters disclosed to the Buyers and included in the Disclosure Schedule or disclosed and delivered to the Buyers prior to the Closing, (a) Provel is not a party to any pending or, to the best of Sellers’ knowledge after full investigation, threatened litigation or proceeding, whether before ordinary or administrative courts or other courts or arbitrators, (b) there are no pending claims nor investigations known to Provel, and no such litigation is, to the best of Sellers’ knowledge after full investigation, threatened by or against Provel, and (c) there are no circumstances that, to the best of Sellers’ knowledge after full investigation, could give rise to such litigation.

7.21
Outstanding Contracts. Except as disclosed and delivered to the Buyers or set forth in the Disclosure Schedule, and except for such as are cancellable by Provel without any continuing liability on ninety (90) days or less notice or have by their terms a duration of less than one (1) year from the date of their execution, Provel is not a party to any oral or written:

(i)	general or special power of attorney;

(ii)	agreement under which Provel has granted a Lien upon any of its assets;

(iii)
agreement under which Provel  has an obligation to indemnify a director, officer or employee or an obligation to indemnify a person or entity with respect to any representation, warranty or covenant made by Provel;

(iv)	agreement concerning non-competition or, except as requested by Buyers, confidentiality; or

(v)	guaranty or suretyship, performance bond or contribution agreement;

(vi)	distribution, marketing or dealership agreement;

(vii)
loans or advances to or from any third party, including, without limitation, the Glas Loans, the Profit/Loss Sharing Agreements or any other agreements with or obligations to quotaholders, directors or officers of Provel; or

(viii)	other agreement material to its business.

With respect to each such agreement, (u) no litigation is pending or, to the best of Sellers’ knowledge after full investigation, threatened, (v) each such agreement is in full force and effect and constitutes the legal, valid and binding obligation of Provel and, to the best of Sellers’ knowledge after full investigation, the other parties thereto, (w) each agreement is enforceable in accordance with its terms, (x) Provel is not in default in any material respect under any such agreement, (y) no event has occurred which, with the passage of time, would constitute such a default and (z) except as otherwise contemplated by the transactions provided for in this Agreement, such agreements shall not be terminated as a result of this Agreement or the consummation of the transactions contemplated herein. No bonus or severance will become due and payable under any existing agreement between Provel and any of its respective employees as a result of this Agreement or the consummation of the transactions contemplated herein or therein.

7.22	Contingent Obligations; Indebtedness; Etc.

(a)	The Disclosure Schedule sets forth and identifies:

(i)	all agreements evidencing Contingent Obligations entered into by Provel or by which Provel is bound; and

(ii)	all agreements evidencing Indebtedness of Provel or by which Provel is bound.

(b)	Without prejudice to Section 7.21 or Section 7.22(a) and except as otherwise affected by the transactions contemplated by this Agreement:

(i)	the Contingent Obligations are in full force and shall remain in full force as of the Closing Date, according to their respective terms and provisions; and

(ii)
none of the Contingent Obligations shall be subject to revocation, suspension, or acceleration due to breach by Provel before the Closing Date of law provisions or applicable contractual or other provisions or as a result of this Agreement or of the consummation of the transactions contemplated herein.

7.23
Insurance.  Provel has entered into the insurance policies listed in the Disclosure Schedule. The policies of fire, casualty, liability and other forms of insurance maintained in connection with the conduct of Provel’s business are in full force and effect in accordance with their respective terms and will remain in full force and effect until the Closing Date and will not be terminated as a result of this Agreement or of the transactions contemplated herein. Each of such policies is in force for such amounts which are sufficient (i) for compliance with applicable laws and regulations and any other contractual provision requiring insurance policies and (ii) to provide adequate insurance coverage against risks customarily insured in businesses equal or similar to Provel’s business.

7.24
Compliance with Laws.  To the best of Sellers’ knowledge after full investigation, Provel has complied with all applicable laws, rules, regulations, ordinances and codes applicable in any jurisdiction in which it carries out or has carried out its business where the failure to so comply could reasonably be expected to have a Material Adverse Effect. No notice has been received by Provel alleging such non-compliance which remains uncured.

7.25
Licenses and Permits.  Provel has obtained all licenses and permits and other authorizations or administrative deeds which the failure to obtain could reasonably be expected to have a Material Adverse Effect. All of such licenses, permits, authorizations and other deeds are in full force and effect and will remain in full force and effect after the consummation of the transactions contemplated by this Agreement. To the best of Sellers’

knowledge after full investigation, no material violation exists in respect of any such license, permit, authorization or other deed. No proceeding is pending, or to the best of the Sellers’ knowledge after full investigation, threatened to revoke or limit any such license, permit, authorization or deed.

7.26
Employees; Sales Agents; Other Self-Employed Persons. The Disclosure Schedule contains a list of the employees employed by Provel and a separately identified list of all consultants and agents of Provel. With respect to its relationships with its employees, consultants and agents:

(a)
Provel does not employ or engage, in any manner whatsoever, any other employee and there are no individuals who may claim from Provel the re-qualification of his relationship and the status of employee (“lavoratore subordinato”) or similar qualifications.

(b)	Provel has no other individuals acting for it as agents or consultants (“collaboratore a progetto”).

(c)
All labor relationships are in compliance with applicable law and all collective bargaining agreements by which Provel is bound, all obligations deriving from the applicable collective bargaining agreements in force have been duly fulfilled, there are no economic or legal conditions which are not expressed in this Agreement or in contracts or in collective bargaining agreements ruling such labor relationships (in particular, but with no limitation, severance arrangements and fringe benefits).

(d)
Except when the failure to so comply individually or in the aggregate would not have a Material Adverse Effect, Provel has been and is currently managed in full compliance with labor and social security laws, with the laws regarding accident prevention, safety and hygiene at work, and to this regard no warnings, assessments, or proceedings are pending. All social security and other compulsory contributions due with respect to the employees and self-employed persons have always been regularly paid by Provel and the severance indemnity and other indemnities due to the employees have been regularly set aside and are properly entered in the Reference Date Balance Sheet and will be included in the Base Net Working Capital at the time of the Closing.  No bonus or severance shall become due and payable under any existing agreement between Provel and any of its employees and self-employed persons as a result of this Agreement or the consummation of the transactions contemplated herein. None of the directors of Provel has any claim whatsoever in connection with his office and any compensation, remuneration, benefit or other sum payable to any such directors at any title, and have been duly, timely and fully paid.

7.27
Labor Relations. No allegation, charge or complaint of age, disability, sex or race discrimination or similar charge has been made or threatened against Provel. There is no reasonable basis upon which any such allegation, charge or complaint could be made.

7.28	Employee Benefit Plans. No employee benefit plans other than statutory employee benefit plans have been, and are, maintained or contributed to by Provel.

7.29
Environment. To the best of Sellers’ knowledge following full investigation, Provel complies with all Environmental Laws and has never received any summons, citation or written notice from any person, entity or governmental agency whomsoever concerning any violation or alleged violation or Environmental Laws in connection with the conduct of its business. The following terms shall have the following meanings for purposes of this paragraph:

(a)
the term “Environmental Laws” shall mean any and all laws, rules and regulations of the European Union, Italy or any political subdivision or other applicable bureau or agency of Italy or the European Union concerning air pollution control, water pollution control, resource conservation and recovery, solid waste disposal, toxic substance control and any other applicable laws, regulations or other requirements regulating or otherwise concerning Hazardous Materials or the environment or their negative impacts on individual health (i.e. authorizations and permits required according to the provisions of Legislative Decree no. 81/2008 as subsequently amended); and

(b)
the term “Hazardous Material(s)” shall mean any hazardous, toxic or dangerous substance, pollutant, contaminant, waste or other material regulated under Environmental Laws; asbestos or asbestos containing materials; oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel; chemicals subject to Environmental Laws; and industrial process and pollution control wastes whether or not hazardous within the meaning of the applicable laws.

7.30	Banks. The Disclosure Schedule contains a true, correct and complete list setting forth:

(a)	the name of every bank and financial institution in which Provel maintains Cash or has one or more accounts, savings or other certificates or safe deposit boxes or investments;

(b)	each account, certificate or safe deposit box maintained at each such bank or financial institution; and

(c)
the names of all signatories authorized to draw on such accounts, redeem such certificates or have access to such boxes. Sellers represent and warrant that they have disclosed to the Buyers and that the Disclosure Schedule sets forth all overdraft or other credit facilities granted as of the date hereof to Provel and that, except as otherwise contemplated by this Agreement and the transactions to be carried out pursuant to this Agreement, no overdraft or other credit facilities granted to Provel shall be revoked or accelerated because of breach by Provel of any of the term and conditions thereof or because of the consummation of the transactions contemplated herein.

7.31
Software. Provel owns or is licensed under all computer software (including data bases and related documentation) which is used to conduct its business.  Except as disclosed to the Buyers and set forth in the Disclosure Schedule and also except for non-customized software readily available from multiple sources, Provel have not to pay any other consideration for the use of computer software.

7.32	3D Common Stock. With respect to the shares of the 3D Common Stock to be issued to the Sellers at the Closing:

(a)	Each of the Sellers, severally and not jointly for the purposes of this subsection (a), represents and warrants that:

(i)	it is neither a citizen nor a resident of the United States of America;

(ii)	it was located outside of the United States on the Closing Date;

(iii)	it has not undertaken and will not undertake any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the Shares;

(iv)
it is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in securities presenting an investment decision similar to that involved in the issuance of the Shares, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Shares;

(v)
it understands that the Shares are “restricted securities” and have not been registered under the Securities Act, and is acquiring the number of Shares deliverable to it pursuant to Section 3.2(a) above for its own account for investment only, has no present intention of distributing any of such Shares and has no arrangement or understanding with any other persons regarding the distribution of such Shares that would violate applicable securities laws; and

(vi)
it will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with applicable United States or Italian securities laws and the respective rules and regulations promulgated thereunder.

(b)
No person has been authorized by the Buyers to provide any representation that is inconsistent with or in addition to those contained herein, and the Sellers acknowledge that they have not received or relied on any such representations.

(c)
Each of the Sellers will, to the extent that the community property laws of Italy or any other jurisdiction would apply to such person’s interest in the Shares, cause any person with community property interests that are subject to such community property laws, or otherwise, to the fullest extent of applicable law, to be bound by the terms and conditions of this Agreement.

(d)
Sellers acknowledge and agree that neither of them will, directly or indirectly, effect a Disposition of the Shares issued pursuant to this Agreement, without the prior written consent of 3D Systems, unless such Disposition is made (i) pursuant to an available exemption from registration under the Securities Act and (ii) following a period of time (the “Lock-up Period”) commencing on the Closing Date and continuing to and including the date that is the first anniversary of the Closing Date. As used in this Section 7.32, the term “Disposition” means any sale, transfer or other change in beneficial ownership of the Shares.

(e)
The Sellers agree and consent to the entry of stop transfer instructions by 3D Parent and its transfer agent restricting the transfer of the Shares held by the Sellers except pursuant to and in accordance with the legend set forth below.  Each of the Sellers acknowledges that each certificate or certificates for the Shares (or any uncertificated Shares, as the case may be) and any securities issued in respect of or in exchange for the Shares, shall be subject to legends restricting transfer, such legends to be substantially as follows:

THESE SECURITIES HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”), AND APPROPRIATE EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES LAWS OF OTHER APPLICABLE JURISDICTIONS.  THEY MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OTHER THAN PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM UNDER THE 1933 ACT AND THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION.  THE ISSUER SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE OF THE PROPOSED SALE OR TRANSFER WITH THE REGISTRATION REQUIREMENTS OF THE 1933 ACT OR EXEMPTION THEREFROM.

(f)
Each of the Sellers acknowledges that the Shares are being issued by 3D Parent in reliance on specific exemptions from the registration requirements of the United States securities laws and that 3D Parent is relying on the truth and accuracy of, and the Sellers’ compliance with, the representations, covenants, warranties, agreements, acknowledgments and understandings set forth in this Agreement in order to (i) determine the availability of such exemptions and the eligibility of the Sellers to acquire the Shares and (ii) determine the Sellers’ compliance with the Lock-up Period.

(g)
The Sellers acknowledge that a Disposition of the Shares may be made after the first anniversary of the Closing only if, in the reasonable opinion of counsel to 3D Parent, an exemption from registration is available, the Sellers shall have furnished to such counsel such documents as are required to establish the availability to them of such exemption, and the Sellers have complied with the Lock-up Period.  Promptly following request by the Sellers, 3D Parent shall furnish a copy of any such opinion to the Sellers.  On the basis of compliance by the Sellers with such covenants if such Shares become eligible for Disposition under the United States securities laws (to the extent that counsel for 3D Parent concurs), then 3D Parent shall as soon as practicable, but not later than ten (10) Business Days after surrender of the legended certificates (or, in the case of uncertificated Shares, notice of the Seller’s request) to 3D Parent together with any supporting documentation required to be delivered by 3D Parent or its counsel, in form and substance reasonably satisfactory to 3D Parent and its counsel cause certificates evidencing such Shares or uncertificated Shares previously issued to be replaced with certificates or uncertificated Shares that are not subject to the restrictive legends or the stop transfer instructions specified above, and all Shares subsequently issued to which such restrictions do not apply shall not bear the restrictive legend(s) specified above or be subject to the stop transfer instructions, as applicable.  The Sellers further agree to notify 3D Parent promptly upon the completion of the Disposition of all of the Shares.  The Sellers acknowledge that the removal of the restrictive legends and any related stop transfer instructions from certificates or uncertificated Shares as provided in this Section 7.32 is predicated upon 3D Parent’s reliance on the Sellers’ compliance with this Section 7.32.

7.33
Full Disclosure. The representations and warranties of the Sellers contained in this Agreement and the documents delivered to Buyers under or pursuant to this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

7.34
No Brokers or Finders. No person or entity is entitled to any brokerage commission, finder’s fee, advisory fee or other like payment from Provel or any Seller for which any of the Buyers or Provel would be liable in connection with the transactions contemplated by this Agreement.

7.35
Compliance with Legislative Decree 231/2001. None of the persons who carry out representative, administrative or managerial duties in Provel as well as those who are supervised by or under the surveillance of such persons has committed any of the crimes provided for by Legislative Decree 231/2001 (“Decree”) which may give rise to the liability of Provel pursuant to such Decree.

Section 8

Representations and Warranties by Buyers

The Buyers represent and warrant to the Sellers that:

8.1
Organization. Qualification and Corporate Power. Each of the Buyers is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with corporate powers and authority to own its properties and to conduct its business as currently conducted .

8.2	Power and Authority of Buyers. Each of the Buyers has taken all requisite corporate action to enter into this Agreement and to consummate the transactions contemplated herein.

8.3
Binding Effect. This Agreement has been duly executed by each of the Buyers and constitutes the legal, valid and binding obligation of each of the Buyers, enforceable in accordance with its terms. The Buyers are not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except as contemplated by this Agreement.

8.4
Shares.  The Shares to be issued pursuant to this Agreement have been duly authorized, and when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, subject to no lien, claim or encumbrance (except for any such lien, claim or encumbrance created, directly or indirectly, by Sellers and the restrictions on transfer provided by applicable securities laws or this Agreement).

 Section 9

Indemnification

9.1
Obligations of the Sellers. The Sellers shall jointly and severally indemnify and save harmless each of the Buyers and each of their respective Affiliates, directors, officers, employees and agents (each, an “Indemnitee” and collectively, the “Indemnitees”) from and against any and all losses, liabilities, fines, penalties, interest, taxes, settlements, awards, judgments, damages and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred by any Indemnitee or by Provel by reason of, or arising out of:

(i)	Any false, misleading or inaccurate representation or warranty by the Sellers contained in this Agreement, or any breach of any such representation or warranty;

(ii)
Any matter or event occurring or arising on or before the Closing Date which, if known on the Closing Date, would, whether but for any qualification as to materiality or the absence of actual knowledge provided for in this Agreement or otherwise, have constituted or resulted in such a false, misleading or inaccurate representation or warranty or such a breach;

(iii)	Any breach by the Sellers of their obligations and covenants provided for by this Agreement or the transactions contemplated by this Agreement;

(iv)	Any matter arising under Section 3.3;

(v)	Any matter described in Section 9.2; and

(vi)
Any liability of Provel existing as of the Closing Date or arising out of any facts or circumstances that shall have existed on or before the Closing Date (other than any such liabilities as are expressly excluded by this Agreement).

9.2
Indemnification for Tax Claims. In the event that, with respect to any taxable year or period of Provel ended on or prior to the Closing Date or any matter to which Section 3.3 shall apply, a relevant taxing authority shall adjust any items of income, gain or expense or disallow any item of deduction (including without limitation deductions for depreciation or research and development), loss or credit (including without limitation net operating loss carryforwards, and research and development credits) claimed by Provel in a tax or information return filed with such authority, the Sellers shall jointly and severally indemnify and hold harmless the Indemnitees from and against any additional tax as well as against’ any interest, penalties or other charges levied in connection therewith to which any of such Indemnitees may become subject as a result of such adjustment or disallowance; provided, however, that the Sellers shall not be liable for such additional tax to the extent that the Indemnitees shall be permitted by such taxing authority to claim for tax purposes a deduction or credit for such adjusted items of income, gain or expense or disallowed deduction, loss or credit (or are able to utilize such deduction, loss or credit to reduce any net operating loss carryforward of Provel existing as of the Closing Date) so as to completely amortize for tax purposes such deduction, loss or credit within the taxable period in respect of which such deduction, loss or credit was claimed and the succeeding three (3) taxable years or periods following such taxable year or period. Buyers will defend any such claim in good faith, at Sellers’ expense, and will not settle or compromise any such claim without the prior written consent of Sellers’ Representative which will not be unreasonably withheld. Buyers shall provide to the Sellers’ Representative a reasonable opportunity, at the Sellers’ own expense, to participate in (but not control) any negotiations or proceedings with the relevant taxing authority with respect to any such proposed disallowance.

9.3
Continued Liability for Indemnification by the Sellers. The liability of Sellers under this Agreement with respect to any claims related to indemnification by Sellers shall continue for so long as any claim may be made by Buyers under this Agreement and, with respect to any such claim duly and timely made, thereafter until the liability of the Sellers therefor is finally determined and satisfied.

9.4	Certain Limitations.

(a)
Deductibles.  No Loss for which the Sellers shall otherwise be required to indemnify the Indemnitees pursuant to this Section 9 shall be collected from the Sellers if the Claim to which such Loss relates involves (i) individually an amount which is less than €5,000 and (ii) collectively with all previous indemnity claims asserted pursuant to this Section 9, less than €25,000; provided that, if the total of all such indemnity claims exceeds €25,000, Sellers shall be obligated to pay to the Indemnitees the full amount of such claims, without any deductible amount being credited to the Sellers.

(b)
Maximum Liability.  Except as provided below, Sellers shall not be liable to pay the amount of any Claim to the Indemnitees under this Section 9 for an amount in excess of €4,000,000. The limitations set forth in this subsection (b) shall not apply to (i) any claim related to Section 3.3, or (ii) any claim asserting fraud, gross negligence or wilful misconduct.

(c)	Time Limitations. Sellers shall not be liable to the Indemnitees for any claim made under Section 6 or this Section 9 in respect of:

(i)	any actual or alleged breach of the representations and warranties contained in this Agreement which is notified to Sellers later than thirty-six (36) months after the Closing Date;

(ii)
any actual or alleged breach of the representations and warranties concerning assets, taxes, environment and employees contained in this Agreement which is notified to Sellers later than sixty (60) Business Days following the date on which any claim by the competent authorities or other interested party or parties in respect of matters covered by such representations and warranties is finally barred by the applicable statute of limitations; or

(iii)
Any claim to which Section 3.3 or 9.2 applies which is notified to Sellers later than sixty (60) Business Days following the date on which any claim by the competent authorities or other interested party or parties in respect of matters covered by the applicable section is finally barred by the applicable statute of limitations; or

provided, however, that no time limitation shall apply to any claim asserting fraud, gross negligence or wilful misconduct.

9.5	Handling of Claims. If any event occurs which could give rise to Sellers’ liability under Section 9.1 or 9.2 above, the following provisions shall apply:

(a)
Buyers shall give written notice to Sellers’ Representative of such event (hereinafter referred to as the “Claim Notice”) within fifteen (15) calendar days after Buyers shall have received notice that such event has occurred, providing all reasonable particulars thereof and shall specify all amounts the payment of which is requested by Buyers in connection therewith; provided that any delay in giving such notice shall not relieve Sellers of their obligations under this Agreement unless it shall have deprived Sellers of the opportunity to defend the claims asserted in the Claim Notice..

(b)
Sellers’ Representative shall have the right to participate and, to the maximum extent permitted by law, join, at its own cost, by counsel chosen by Sellers’ Representative, in the defense of any claim, action, suit or proceeding asserted or initiated against Buyers (hereinafter referred to as a “Third Party Claim”) constituting the subject matter of a notice to Sellers’ Representative of the kind referred to in Section 9.5(a).

(c)
Buyers will defend any such Third Party Claim  in good faith, at Sellers’ expense when and as such expense is incurred, and will not settle or compromise any such Third Party Claim without the consent of Sellers’ Representative which will not be unreasonably withheld. Buyers shall provide to the Sellers’ Representative a reasonable opportunity, at the Sellers’ own expense, to participate in (but not control) any negotiations or proceedings with respect to any such  Third Party Claim.  In the event that Buyers receive a court-ordered recovery of expenses in a third-party proceeding that are attributable to expenses of such Third Party Claim borne or reimbursed by the Sellers, the Buyers will cause such amount to be paid to the Sellers, and the amount so paid will be applied to increase the unused amount set forth in the first sentence of Section 9.4(b).

(d)
If any event occurs which could give rise to Sellers’ liability under this Section 9  other than a Third Party Claim (hereinafter referred to as a “Direct Claim”), Buyers shall give notice of such Direct Claim to Sellers’ Representative as promptly as practicable and unless Sellers’ Representative notifies Buyers within twenty (20) Business Days after receipt of a Claim Notice in respect of such Direct Claim that it disputes such Direct Claim, such Direct Claim shall be conclusively deemed a liability of Sellers hereunder.

During such twenty (20) Business Day period, Buyers shall provide Sellers’ Representative with reasonable access to such records and documents relating to the concerned Direct Claim and necessary in order to enable Sellers’ Representative to have knowledge of the conditions and circumstances of such Direct Claim.

In the event the Parties agree during the above-mentioned twenty (20) Business Day period on the validity of the Direct Claim or Sellers’ Representative does not notify to Buyers that it disputes such Direct Claim prior to the end of such period, Sellers shall, within fifteen (15) days following the date of such agreement of the Parties or the date on which the Direct Claim shall be considered as conclusive, pay to the Indemnitees any sum claimed in the Direct Claim. In the event Sellers’ Representative disputes such Direct Claim within such twenty (20) Business Day period, the dispute between Sellers and Buyers shall be resolved pursuant to Section 12 hereof and no amount shall be paid by Sellers to Buyers until a final decision is taken by the arbitration panel.

9.6
 Right of Set-Off. Without limiting any rights that the Buyers may have at law, in equity or otherwise, Buyers shall be entitled to deduct from any amount due and payable to any of Sellers in respect of the Purchase Price pursuant to this Agreement, the amount of any indemnity for which Sellers may be liable to the Buyers. Upon exercising that right of set-off, the Buyers shall give prompt notice to the Sellers of the Claim upon which such exercise is based, including reasonable details, and such Claim shall thereupon be handled in the manner set forth in Section 9.5, and if Sellers shall prevail with respect to such Claim the amount of any set-off with respect to such Claim shall be released to them.

Section 10

Covenant Not to Compete and Related Matters

10.1
Certain Definitions.  In addition to other terms defined in this Agreement, the term “Competition” when used in this Section 10 shall mean the design, development, manufacture, sale or offering or promoting for sale of rapid prototyping and tooling services or any equipment or services manufactured, used, offered, sold or provided in connection therewith that has been manufactured, distributed, sold or otherwise provided by Provel prior to Closing.

10.2
Covenant Not to Compete.  To secure for the Buyers the benefit of the transactions contemplated by this Agreement, each of the Sellers agrees for the benefit of the Buyers and their Affiliates that for a period of five (5) years after the Closing Date hereof neither of them will, directly or indirectly:

(i)	engage in any Competition in any Restricted Territory; or

(ii)
be or become an employee, agent or consultant of, or acquire or have any proprietary or other equity interest in, or otherwise participate or assist in the business of, any person, firm or business that engages in any Competition in any Restricted Territory.

10.3	Certain Representations, Warranties and Agreements. The Buyers and each of the Sellers have carefully considered:

(i)	the sale and purchase of Provel pursuant to this Agreement and the consideration exchanged therefor;

(ii)	their respective expertise, knowledge and contacts with respect to the business of Provel and its industry as a whole;

(iii)	The Buyers’ necessity of protecting their investment in Provel;

(iv)	Each of the Sellers’ access and knowledge of confidential information relating to Provel; and

(v)	the geographical scope and nature of the business conducted by the parties hereto prior to the execution of this Agreement.

After such careful consideration, the Buyers and each of the Sellers hereby agree that, because of the worldwide scope of the industry, the geographic scope and time period of this covenant not to compete set forth in Section 10.2 and of the non-solicitation provision set forth in Section 10.4 covering the Restricted Territory for a period of five (5) years are both reasonable under the circumstances and have been considered in the determination of the Purchase Price.  Each of the Sellers further represents and admits that his or its business experience and capabilities and his or its financial capabilities are such that enforcement of a remedy by way of injunction or other relief hereunder will not prevent either of them from earning a livelihood.

10.4
Non-Solicitation.  Each of the Sellers agrees for the benefit of the Buyers and their Affiliates, to the fullest extent permitted by applicable law, that for a period of five (5) years after the Closing, such Person will not solicit any Person who was a customer of Provel at the time of the Closing for the purpose of any sale to such customer of products, processes, goods or services the sale of which would constitute Competition.

10.5
Confidentiality.  Each of the Sellers agrees for the benefit of the Buyers and their Affiliates that, for the longest of (i) the duration of this Agreement, (ii) the duration of their employment with Provel, the Buyers or any Affiliate of the Buyers, and (iii) for a further period of five (5) years thereafter, neither of them will not at any time, directly or indirectly, disclose, publish, disseminate, or otherwise make available to any Person (other than the Buyers or their Affiliates) any secret or confidential information, knowledge or data (including without limitation customer lists, pricing lists, service manuals, trade secrets, processes, formulae, plans, proposals and other information) of or belonging to Provel, the Buyers or any Affiliate of the Buyers, it being understood that neither of them shall at any time be entitled, directly or indirectly, to disclose, publish, disseminate, or otherwise make available to any Person any trade secret of Provel, the Buyers or any Affiliate of the Buyers.

10.6
Specific Performance.  Each of the Sellers acknowledges for the benefit of the Buyers and their Affiliates that, in view of the nature of Provel, such Sellers’ past association with such business, the business objectives of the Buyers in acquiring Provel, and the consideration exchanged with the Buyers therefor, the restrictions contained in Sections 10.2, 10.4 and 10.5 of this Agreement are reasonably necessary to protect the legitimate business interests of the Buyers and that any violation of such restrictions will result in irreparable injury to the Buyers for which damages will not be an adequate remedy.  Each of the Sellers therefore jointly and severally acknowledge that if either of them violates any such restrictions, the Buyers shall be entitled to avail themselves of all legal remedies provided by applicable law including equitable remedies.

10.7
Non-Exclusivity.  The rights and remedies of the Buyers under this Section 10 are not exclusive of or limited by or in limitation of any other rights or remedies which the Buyers or their Affiliates may have, including without limitation any rights and remedies provided by Section 9 of this Agreement, whether at law, in equity, by contract or otherwise, all of which shall be cumulative. Without limiting the generality of the foregoing, the Buyers’ rights and remedies under this Section 10, and the obligations and liabilities of the Sellers hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition.

Section 11

Miscellaneous Provisions

11.1
Prior Agreements. This Agreement and the other agreements and documents executed and delivered pursuant to this Agreement contain the entire understanding and supersede all prior agreements of the Parties with respect to the transactions contemplated hereby and thereby. There are no agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein and therein.

11.2
Assignment Prohibited. Except as otherwise specifically provided herein, Sellers may not assign any of their rights, interests or obligations hereunder without the prior written consent of Buyers, which consent shall not be unreasonably withheld.

11.3
Severability. If any term, covenant or condition contained in this Agreement, its execution or application to any Party or circumstance is to any extent to be held invalid or unenforceable under any applicable law, then:

(a)	said term, covenant or condition shall be ineffective to the extent of such invalidity or unenforceability;

(b)
the remainder of this Agreement, the execution or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition contained in this Agreement shall be valid and enforceable to the fullest extent permitted by applicable law; and

(c)
the Parties covenant and agree to renegotiate any such term, covenant or application in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement, or its execution or application, that is invalid or unenforceable giving otherwise effect to the intents pursued by the Parties under this Agreement.

11.4
Notices. Any communication or notice required or permitted to be given under this Agreement shall be made in writing and in the English language and shall be deemed to have been duly and validly given (i) in the case of notice sent by letter, upon receipt of same, and (ii) in the case of notice sent by facsimile, e-mail or similar means of electronic transmission, upon acknowledgment of receipt of transmission, addressed, in each case, as follows:

if to 3D Italy:	3D Systems Italia S.r.l. Via Archimede, 42 Agrate Brianza, Italy Attention: Chairman of the Board of Directors With a copy to 3D Parent

if to 3D Parent:	3D Systems Corporation 333 Three D Systems Circle Rock Hill, SC 29730, USA Attention: Vice President, General Counsel and Secretary

if to the Sellers:	c/o Mr. Francesco Giorgio Buson Via Davico 78 10064 Pinerolo (Turin), Italy

or at such other address, facsimile number or other number as any of the Parties may hereafter furnish to the others by written notice, as herein provided.

11.5
Applicable Law; Jurisdiction. This Agreement and the rights and obligations of the Parties hereunder or however connected with its execution, perfection, construction and performance shall be governed by and construed and interpreted in accordance with the laws of the Republic of Italy. The Parties agree on the non-exclusive jurisdiction of the  Courts of Milan for all disputes relevant to or connected with this Agreement which cannot be settled by arbitration pursuant to Section 12 hereof.

11.6
Changes in Writing. This Agreement may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.  With respect to any provision of this Agreement or any transaction contemplated by this Agreement that provides for the consent of any Party to be obtained, that Party’s consent will not to be unreasonably withheld or denied.

11.7
Further Assurances. At any time and from time to time after the date hereof, the Parties agree to cooperate with each other to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the transactions contemplated hereunder.

11.8
Headingsand Interpretation. The descriptive headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. The masculine, feminine and neutral gender respectively includes the other genders and any reference to the singular includes the plural and vice versa.

11.9
Sellers’ Representative. By the execution and delivery of this Agreement, Sellers hereby irrevocably constitute and appoint Mr. Francesco Giorgio Buson, resident at Via Davico 78, 10064 Pinerolo (Turin), Italy, as the true and lawful agent and attorney-in-fact of the Sellers with full power of substitution to act in the name, place and stead of the Sellers with respect to the transfer of the Provel Quotas owned by the Sellers in accordance with the terms and provisions of this Agreement, to act on behalf of Sellers in connection with the determination of the Base Net Working Capital and to act on behalf of the Sellers in any litigation or arbitration involving this Agreement and the transactions contemplated thereby, do or refrain from doing all such further acts and things, and execute all such documents as the Sellers’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power to act for the Sellers with regard to matters pertaining to indemnification referred to in this Agreement. The appointment of the Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyers and Sellers and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative in all matters referred to herein. All notices required to be made or delivered by Buyers to the Sellers shall be made to the Sellers’ Representative for the benefit of the Sellers and shall discharge in full all notice requirements of Buyers to the Sellers with respect thereto. The Sellers hereby confirm all that the Sellers’ Representative shall do or cause to be done by virtue of his appointment as the Sellers’ Representative of the Sellers. The Sellers’ Representative shall act for the Sellers on all of the matters set forth in this Agreement in the manner the Sellers’ Representative believes to be in the best interest of the Sellers and consistent with the obligations under this Agreement, but the Sellers’ Representative shall not be responsible to the Sellers for any loss or damages the Sellers may suffer by the performance by the Sellers’ Representative of his duties under this Agreement, other than loss or damage arising from willful violation of the law by the Sellers’ Representative or gross negligence in the performance by the Sellers’ Representative of his duties under this Agreement.

Section 12

Arbitration

12.1
Alternative Dispute Resolution.  The Parties shall endeavor to resolve any controversy, claim or dispute (collectively a "Disputed Matter") arising between them out of or relating to this Agreement, the performance or breach of this Agreement (including any disputes with respect to payment obligations arising under this Agreement) or the performance or breach of any of the other transactions contemplated by this Agreement, by negotiation between the Parties to this Agreement.  The Parties involved in a Disputed Matter shall, prior to initiating any litigation or arbitration, attempt in good faith to settle such dispute, for a period of sixty (60) days following the date on which a Party notifies the other Party or Parties of a Disputed Matter through consultation and negotiation, in good faith and a spirit of mutual cooperation.

12.2
Arbitral Award. All disputes between the Parties or their assignees hereto arising out of or in relation to this Agreement (including any questions as to the validity or enforceability of this arbitration clause) that are not resolved in accordance with Section 12.1 shall be resolved through arbitration in accordance with Italian substantive law and the National Arbitration Rules of the Chamber of National and International Arbitration of Milan (Italy) -which the Parties acknowledge to know and accept -by three arbitrators appointed pursuant to such Rules. The place of arbitration shall be Milan (Italy) and the proceedings shall be conducted in the English language. For the purpose of this Section 12, Buyers and Sellers shall be considered each as a party.

12.3
Arbitration Expenses. All expenses of the arbitration proceedings and in particular the fees for the Parties’ counsels and technical advisors, if any, and to the arbitration panel shall be borne by the losing party in compliance with the principles set forth by Article 91 et seq. of the Italian Civil Procedure Code.

12.4	Other Dispute Resolution Matters. Any such Disputed Matter that is not resolved by negotiation shall be settled by binding arbitration, and in connection therewith the parties agree that:

(i)  Either the Sellers or the Buyers may initiate arbitration of a Disputed Matter by giving written notice to the other ("Arbitration Notice").

(ii)  The decision of the arbitrators shall be final, conclusive and binding upon the Parties.

(iii)  Notwithstanding Section 12.3 and the expense award made by any arbitration panel, the Parties agree that, as between themselves, the fees and expenses of the arbitrator in any such proceeding (including the fees and expenses of any person retained by the arbitrator as well as all other expenses of such proceeding (including the fees and expenses of counsel for each party)) shall be borne by the respective Parties as follows:

(x)  The Party that did not initiate such proceeding shall bear the portion of such fees and expenses represented by the fraction having a numerator equal to the net amount of any recovery actually awarded to the initiating party by the arbitrator in such proceeding and having a denominator equal to the maximum aggregate amount originally sought to be recovered by the initiating Party in connection with the Disputed Matter being arbitrated;

(y)  The initiating Party shall bear the remaining portion of such fees and expenses; and

(z)  In the event that multiple Disputed Matters shall be involved in any such proceeding, the fees and expenses of such proceedings shall be allocated as provided above based on the outcome of the Disputed Matter having the largest amount originally sought to be recovered.

(iv)  The arbitrators shall not have the power to amend this Agreement in any respect.

(v)  Judgment upon any decision by or award of the arbitrators in any such proceeding may be entered by any court of competent jurisdiction.

(vi)  The institution of any arbitration under this Agreement shall not relieve a Party from its obligations under this Agreement.

 IN WITNESS WHEREOF, the Parties have duly executed this Agreement pursuant to due authorization as of the date first set forth above.

3D SYSTEMS CORPORATION

By	/s/ ROBERT M. GRACE, JR.
Name: Robert M. Grace, Jr.
Title: Vice President

3D SYSTEMS ITALIA S.R.L.

By	/s/ ROBERT M. GRACE, JR.
Name: Robert M. Grace, Jr.
Title: Chairman

GLAS S.S.

By	/s/ FRANCESCO GIORGIO BUSON
Name: Francesco Giorgio Buson
Title: Shareholder

FRANCESCO GIORGIO BUSON,

/s/ FRANCESCO GIORGIO BUSON
in his own name and on his own behalf